Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”), by and between FedEx Corporation (the “Company”) and Michael C. Lenz (“Employee”), is being offered to Employee on June 19, 2023 (the “Offer Date”), and may be accepted by Employee by signing the Agreement without change and returning it to the Company no later than June 19, 2023 (the “Offer Expiration Date”). The date on which Employee executes this Agreement shall be its “Effective Date.”

RECITALS

WHEREAS, Employee is currently employed by the Company as its Executive Vice President and Chief Financial Officer;

WHEREAS, Employee is retiring as Executive Vice President and Chief Financial Officer effective at the end of the day on July 31, 2023;

WHEREAS, Employee shall serve as a Senior Advisor of the Company beginning on August 1, 2023, and until his retirement as an employee of the Company at the end of the day on December 31, 2023 (the “Separation Date”);

WHEREAS, this Agreement contains a general release of claims that Employee may have against the Company and its subsidiaries and affiliated companies (collectively, the “FedEx Group”), and their respective affiliates and related parties, and by delivery hereof, Employee is hereby notified and acknowledges his understanding that Employee’s execution of this Agreement (including the Release Affirmation (as defined herein) set forth as Exhibit A hereto) is required for Employee to receive any of the payments and benefits set forth herein; and

WHEREAS, the parties intend for this Agreement to supersede any and all prior agreements that Employee has with any member of the FedEx Group relating to the terms and conditions of his employment with the FedEx Group following the Effective Date.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:

Section 1. Employment Status.

(a) General. Employee hereby acknowledges and agrees that his termination as an officer, director, or committee member of any member of the FedEx Group will become effective as of the end of the day on July 31, 2023. Employee further acknowledges and agrees that his termination from service as an employee of the Company and from each other position (as a service provider or otherwise) with any member of the FedEx Group will become effective as of the Separation Date. Except as otherwise expressly set forth herein, Employee shall not represent himself (i) after July 31, 2023, as being an officer or director of the Company or any other member of the FedEx Group for any purpose and (ii) after the Separation Date as being an employee, agent, or representative of the Company or any other member of the FedEx Group for any purpose. The Separation Date shall be the termination date of Employee’s employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the FedEx Group, except as otherwise provided herein. The terms and conditions set forth herein shall exclusively govern Employee’s continued employment with the Company from and after the Effective Date.

(b) Duties. During the period commencing on the Offer Date and ending on the Separation Date (the “Transition Period”), Employee shall continue to perform such duties as assigned by the President and Chief Executive Officer of FedEx Corporation.

(c) Compensation and Benefits. During the Transition Period, Employee will continue to (i) receive his current base salary, (ii) accrue benefits under all employee benefit, retirement, and bonus plans of the FedEx Group based on his position as of the Effective Date, (iii) participate in the health insurance and other benefit plans of the FedEx Group in which he currently participates, and (iv) receive the perquisites and other personal benefits currently provided to him, subject in all cases to the discretion of the Company to amend or terminate any or all of such plans or arrangements at any time and from time to time in accordance with the terms thereof.

(d) Employer Property. Except as expressly set forth herein or otherwise permitted by the Company, on or before the Separation Date, Employee will return to the Company all property in Employee’s possession, custody, or control belonging to the FedEx Group, including, but not limited to, all equipment, computers, pass codes, keys, swipe cards, credit cards, documents, or other materials, in whatever form or format, that Employee received, prepared or helped prepare. Except as otherwise permitted by the Company and subject to Section 9 hereof, Employee will not, after the Separation Date, retain any copies, duplicates, reproductions, computer disks, or excerpts thereof, whether in hard copy or electronic form, of the FedEx Group’s documents.

Section 2. Separation Payments and Benefits.

(a) Accrued Amounts. Following the Separation Date, Employee will be paid or provided all accrued but unpaid base salary and approved unreimbursed business expenses through the Separation Date, if any, regardless of whether this Agreement becomes effective. In addition, Employee shall be entitled to all benefits accrued up to the Separation Date, to the extent vested, under all employee benefit or bonus plans of the FedEx Group in which Employee participates (except for any plan that provides for severance pay or termination benefits) in accordance with the terms of such plans, and any other amounts required to be paid pursuant to applicable law. For the avoidance of doubt, following the date on which Employee’s coverage under the group health plan would otherwise terminate, Employee shall be entitled to enroll in COBRA continuation coverage under the Company’s group health plan, as provided under applicable law, at his expense or, if eligible under the terms of such plan, the retiree medical health plan. Information about electing COBRA coverage will be provided to Employee in connection with his separation from service in accordance with the Company’s customary practices.

(b) Non-Compete Payment. In consideration for and subject to the terms contained herein, including Employee’s agreement to the non-competition provisions set forth in Section 6(b) hereof, timely execution and non-revocation of this Agreement and the release and waiver of claims set forth in Exhibit A hereto and made a part hereof (the “Release Affirmation”), and continued service to the Company through the Separation Date, Employee will be entitled to receive a lump sum cash amount equal to ONE MILLION THREE HUNDRED SEVENTY-NINE THOUSAND FOUR HUNDRED EIGHTY DOLLARS ($1,379,480.00), which will be paid to Employee through the Company’s payroll on or before January 31, 2024.

(c) No Further Benefits. Except with respect to Unreleased Claims (defined below), Employee hereby acknowledges and agrees that the payment provided pursuant to this Section 2 is in full discharge of any and all liabilities and obligations of the FedEx Group to him, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any written or oral agreement, policy, plan, or procedure of the FedEx Group or any understanding or arrangement between Employee and the FedEx Group.

(d) Equity Plans. Employee shall terminate his employment at the end of the day on the Separation Date. Accordingly, Employee may exercise any options granted under the Company’s stock incentive plans that are vested and are exercisable as of that date to the extent provided and in accordance with the provisions of such stock incentive plans (subject to the Company’s policies and procedures regarding open trading windows for transactions in the Company’s securities). Employee will vest in any restricted stock he may have been granted in accordance with the terms of the Company’s stock incentive plans. Employee will not be eligible for additional grants of stock options or restricted stock following the Effective Date (except for any grants that were approved prior to the Effective Date).

(e) Tax Return. In addition to the payment described in paragraph 2(b), the Company will reimburse Employee for the actual cost of preparing and filing his 2023 income tax returns in accordance with the generally applicable policies for reimbursing officers of the Company for such costs, provided that Employee submits such request for reimbursement in writing no later than May 31, 2024.

(f) Taxes. The payments referenced in this Section 2 shall be subject to reduction for tax and other withholding obligations.

Section 3. Release and Waiver of Claims.

(a) Definitions. As used in this Agreement, the term “claims” includes all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, equity, or otherwise.

(b) Release. In consideration of the payments and benefits described in this Agreement, to which Employee agrees that Employee is not entitled unless he executes this Release and the Release Affirmation, and unless it becomes effective in accordance with the terms hereof, Employee, for and on behalf of himself and his heirs, successors, and assigns (collectively, the “Releasors”), subject to the last sentence of this Section 3(b), hereby waives and releases all common law, statutory, and other complaints, claims, charges, and causes of action of any kind whatsoever, whether presently known or unknown, in law or in equity, that Employee ever had, now has, or may have against the Company and its stockholders, subsidiaries, affiliates, predecessors, successors, assigns, directors, officers, partners, members, managers, employees, trustees (in their official capacities), employee benefit plans and their administrators and fiduciaries (in their official capacities), representatives, or agents, or any of their affiliates, successors, or assigns (collectively, the “Releasees”), by reason of facts or omissions that have occurred on or prior to the date that Employee signs this Agreement, including, without limitation, any complaint, claim, charge, or cause of action arising out of Employee’s employment or termination of employment, or any term or condition of that employment, or arising under federal, state, local, or foreign laws pertaining to employment, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, or any other federal, state, local, or foreign laws relating to discrimination on the basis of age, sex, or other protected class, all claims under federal, state, local, or foreign laws for express or implied breach of contract, wrongful discharge, defamation, or intentional infliction of emotional distress, and all related claims for attorneys’ fees and costs. Except with respect to Unreleased Claims (as defined herein), Employee agrees that the foregoing release may be pleaded as a full defense to any action, suit, arbitration, or other proceeding covered by the terms hereof that is or may be initiated, prosecuted, or maintained by the Releasors. Employee acknowledges that he intends to waive and release all rights, known or unknown, that he may have against the Releasees under these or any other laws; provided, that expressly excluded from this release are (i) any claim to enforce any rights Employee has under this Agreement, including the right to any payment under this Agreement, (ii) rights that cannot be released as a matter of law, (iii) any rights to indemnification by the FedEx Group, and (iv) any vested rights and benefits with respect to the Company’s compensation and benefit plans (collectively, the “Unreleased Claims”).

(c) No Claims. Employee acknowledges and agrees that as of the date he executes this Agreement, he has no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws waived in the preceding paragraph.

(d) Acknowledgement of Full and Final Release. Employee acknowledges and agrees that by virtue of the foregoing, he has waived any relief available to him (including without limitation, monetary damages, equitable relief, and reinstatement) under any of the claims or causes of action waived in this Section 3.

(e) Release Affirmation. Employee acknowledges and agrees that he must also execute and deliver to the Company the Release Affirmation, which contains a bring-down of Employee’s release of claims set forth in this Section 3 as it relates to claims arising through the date on which the Release Affirmation is executed, as well as a release of claims under the Age Discrimination in Employment Act, a law that prohibits discrimination on the basis of age.

(f) Mutual Non-Disparagement. The FedEx Group and Employee agree that, at all times following the signing of this Agreement, the FedEx Group shall instruct its officers and directors not to, and Employee shall not, engage in any vilification of the other and FedEx Group shall instruct its officers and directors to, and Employee shall, refrain from making any false, negative, critical, or disparaging statements, implied or expressed, concerning the other including, but not limited to, management or communication style, methods of doing business, the quality of products and services, or role in the community. The FedEx Group shall further instruct its officers and directors to, and Employee further agrees to, do nothing that would damage the other’s business reputation or goodwill or the reputation of Employee or the FedEx Group. The restrictions of this Section 3(f) shall not apply to truthful statements made in court, arbitration proceedings, or mediation proceedings or in documents produced or testimony given in connection with legal process that are based on the FedEx Group’s and Employee’s, as applicable, reasonable belief and are not made in bad faith.

Section 4. Knowing and Voluntary Waiver.

Employee expressly acknowledges and agrees that he —

(a) is able to read the language, and understand the meaning and effect, of this Agreement;

(b) has no physical or mental impairment of any kind that has interfered with his ability to read and understand the meaning of this Agreement or its terms, and that he is not acting under the influence of any medication, drug, or chemical of any type in entering into this Agreement;

(c) is specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to provide him with the payment and benefits provided by this Agreement, which it has agreed to provide him because of his agreement to accept them in full settlement of all possible claims that he is releasing hereunder;

(d) acknowledges that, but for his timely execution and non-revocation of this Agreement and the Release Affirmation, he would not be entitled to the payment and benefits provided by this Agreement;

(e) had or could have had until the Offer Expiration Date in which to review and consider this Agreement, and that if he executes this Agreement prior to the Offer Expiration Date, he has voluntarily and knowingly waived the remainder of the review period;

(f) was advised to consult with his attorney regarding the terms and effect of this Agreement; and

(g) has signed this Agreement knowingly and voluntarily.

Section 5. No Suit.

Employee represents and warrants that he has not previously filed, and to the maximum extent permitted by law agrees that he will not file, a complaint, charge, or lawsuit against any of the Releasees regarding any of the claims released herein. If, notwithstanding this representation and warranty, Employee has filed or files such a complaint, charge, or lawsuit, Employee agrees that he shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including, without limitation, the attorneys’ fees of any of the Releasees against whom Employee has filed such a complaint, charge, or lawsuit.

Section 6. No Re-Employment and Non-Compete.

(a) No Re-Employment. Employee hereby agrees to waive any and all claims to re-employment with the FedEx Group. Employee affirmatively agrees not to seek further employment with the FedEx Group.

(b) Restrictive Covenant. Employee covenants and agrees that he will not, for a period of two years following the Separation Date, engage as a principal, employee, agent, consultant, independent contractor, or in any capacity whatsoever with a Competitor of the Company. The Company shall be entitled to enforcement of this covenant by court injunction. For this purpose, “Competitor” shall mean United Parcel Service, Inc., DHL (part of Deutsche Post DHL Group), the U.S. Postal Service, and Amazon.com, Inc., or any of their respective subsidiaries and affiliates.

Section 7. Successors and Assigns.

The parties acknowledge and agree that this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

Section 8. Severability.

The invalidity, illegality or unenforceability of any provision or provisions of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect, nor shall the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal, or unenforceable in any respect, this Agreement shall be reformed, construed, and enforced as if such invalid, illegal, or unenforceable provision had never been contained herein.

Section 9. Confidentiality.

Employee acknowledges that during his period of employment with the Company, he was in possession of the Company’s and FedEx Group’s valuable, confidential, and proprietary information. Accordingly, Employee agrees that all such information shall remain the exclusive property of the Company and the FedEx Group, as applicable, and he agrees to hold all such information in the strictest confidence. Employee shall not communicate any such information in any form to any third party without the Company’s prior written consent.

Employee understands that nothing contained in this Agreement or the Release Affirmation limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies or to engage in any future activities protected under whistleblower statutes.

Pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (a) in confidence to a Government Agency or official thereof, either directly or indirectly, or to any attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. In addition and without limiting the preceding sentence, if Employee files a lawsuit alleging retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to his attorney and may use the trade secret information in the court proceeding, if Employee (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

Section 10. Post-Termination Cooperation.

(a) Litigation Support. Upon the request of the FedEx Corporation Executive Vice President and General Counsel, Employee shall make himself reasonably available to assist, give testimony, and review discovery requests in connection with litigation or other disputes or proceedings involving the Company or any member of the FedEx Group. If such services are requested following the Separation Date, Employee will be compensated at the rate of five hundred dollars ($500) per day for such services as an independent contractor. In addition, Company will reimburse Employee for any required out-of-pocket travel expenses consistent with the Company’s expense reimbursement policies and procedures.

(b) Completion of Directors’ and Officers’ Questionnaire. Upon the request of the Company, Employee shall complete a directors’ and officer’s questionnaire to facilitate the Company’s preparation and filing of its annual proxy statement and periodic reports with the Securities and Exchange Commission.

Section 11. Non-Admission.

Nothing contained in this Agreement will be deemed or construed as an admission or acknowledgement of any unlawful or improper act or conduct, or liability therefor, on the part of Employee or the Company.

Section 12. Entire Agreement.

This Agreement constitutes the entire understanding and agreement between Employee and the Company regarding the termination of Employee’s employment. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between Employee and any member of the FedEx Group and all benefit plans of the FedEx Group relating to the subject matter of this Agreement.

Section 13. Modifications.

This Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by the parties hereto.

Section 14. Governing Law; Venue.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TENNESSEE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE PARTIES AGREE THAT ANY ACTION SEEKING TO ENFORCE ANY TERM OR CONDITION OF THIS AGREEMENT OR ANY ACTION ALLEGING BREACH OF ANY PROVISION OF THIS AGREEMENT SHALL BE BROUGHT SOLELY AND EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED IN SHELBY COUNTY, TENNESSEE. THE PARTIES EXPRESSLY SUBMIT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN SHELBY COUNTY, TENNESSEE AND EXPRESSLY AGREE THAT VENUE IS PROPER IN SUCH COURTS.

Section 15. Mutual Waiver of Jury Trial.

THE COMPANY AND EMPLOYEE EACH WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING, OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY AND EMPLOYEE EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION WILL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS PARAGRAPH AS TO ANY ACTION, COUNTERCLAIM, OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

FedEx Corporation

By:	/s/ Mark R. Allen
Mark R. Allen
Executive Vice President and General Counsel

Date: June 19, 2023

/s/ Michael C. Lenz
Michael C. Lenz

Date: June 19, 2023

Signature page to Separation and Release Agreement

Exhibit A

RELEASE AFFIRMATION

Section 1. Opportunity for Review; Acceptance.

Employee shall have until the twenty-first (21st) day following the Separation Date (the “Review Period”) to review and consider this Release Affirmation. To accept this Release Affirmation and the terms and conditions contained herein, Employee must execute and date this Release Affirmation where indicated below and return the executed copy of the Release Affirmation to the Company prior to the expiration of the Review Period, but no earlier than the Separation Date. Notwithstanding anything contained herein to the contrary, this Release Affirmation will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution and delivery to the Company (the “Revocation Period”), during which time Employee may further review and consider the Release Affirmation and revoke his acceptance of this Release Affirmation by notifying the Company in writing. To be effective, such revocation must be received no later than the last day of the Revocation Period. Provided that the Release Affirmation is timely executed and Employee has not timely revoked it, the eighth (8th) day following the date on which the Release Affirmation is executed and delivered to the Company shall be its effective date. In the event of Employee’s failure to timely execute and deliver this Release Affirmation or his subsequent revocation of this Release Affirmation during the Revocation Period, this Release Affirmation will be null and void and of no effect, and Employee shall not be entitled to any payments or benefits under the Agreement that are conditioned upon the execution of a release of claims (which for purposes of clarification shall include any and all payments and benefits otherwise owing to Employee thereunder following the Separation Date).

Section 2. Affirmation of Release; ADEA Release.

(a) Affirmation of General Release. Employee hereby extends and affirms his release of claims against the Releasees as set forth in Sections 3–5 of the Agreement, as if made on the date on which he signs this Release Affirmation (the “Affirmation Date”), such that Employee hereby waives and releases all such claims arising through the Affirmation Date.

(b) ADEA Release. In addition to the general release of claims affirmed in Section 2(a) above, Employee hereby waives and releases all claims that Employee ever had, now has, or may have against the Releasees by reason of facts or omissions that have occurred on or prior to the Affirmation Date arising under the Age Discrimination in Employment Act of 1967 or the Older Workers Benefit Protection Act (collectively, “ADEA,” a law that prohibits discrimination on the basis of age).

(c) EEOC Investigations. Notwithstanding the generality of the foregoing, nothing in the Agreement shall prevent Employee from filing a charge or complaint against any Releasee with the Equal Employment Opportunity Commission to challenge the validity of the waiver of his claims under the ADEA contained in this Release Affirmation or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

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IN WITNESS WHEREOF, Employee has executed this Release Affirmation as of the date set forth below.

Michael C. Lenz

Date:________________________

Signature page to Release Affirmation